ADMINISTRATION AGREEMENT


This AGREEMENT is made and entered into on this 24 day of July 2000, by and between Kemper Cost Management with its principal offices at 4343 Will Rogers Parkway, Oklahoma City, OK 73108- 1817 (hereinafter referred to as ("COMPANY"), and Mechanical Breakdown Administrators, Inc., a Delaware Corporation, and Mechanical Breakdown Administrators, Inc. of Arizona, with their principal offices at 9419 E. San Salvador, Suite 105, Scottsdale, AZ 85261 (hereinafter collectively referred to as ("ADMINISTRATOR").

WHEREAS, ADMINISTRATOR is engaged in the business of soliciting Vehicle Service Contracts for the sale and administration of Contracts covering Recreation Vehicles ("the Subject Business), and

WHEREAS, COMPANY is engaged in the business of underwriting reimbursement insurance policies for the Subject Business ("Policies") for the benefit of the ADMINISTRATOR and or Accounts and

WHEREAS,   the  COMPANY  and  the   ADMINISTRATOR   mutually   desire  that  the
ADMINISTRATOR perform the administrative and claim handling functions as defined herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

I. APPOINTMENT. Subject to the terms and conditions of this AGREEMENT, ADMINISTRATOR is hereby appointed to solicit and administer the Subject Business as expressly set forth in the Underwriting Guidelines and Administrative Procedures set forth in Section 5 to this AGREEMENT. ADMINISTRATOR hereby accepts such appointment, and agrees to perform faithfully the duties therefore to the best of its knowledge, skill and judgment. It is understood and agreed that ADMINISTRATOR will market the programs intended and anticipated hereunder to Accounts that are willing to sell Contracts in accordance with the guidelines and procedures established by the ADMINISTRATOR and approved by the COMPANY in accordance with Exhibit A. COMPANY will insure ADMINISTRATOR'S and/ or Accounts' obligations under the Contracts as set forth by the terms and conditions of its duly issued Policies.

II. DEFINITIONS. The following terms as used in this AGREEMENT will have the following meanings whether used in the singular or plural.

     A) "AGREEMENT" shall be understood to include any and all Addenda attached in accordance with the terms and conditions specified herein.

     B) "Contracts" mean extended support plans, product replacement plans, extended service plans, extended service contracts or extended warranty contracts issued by or on behalf of the ADMINISTRATOR: (i) Only while the Policies are in force; (ii) On electronic or printed form approved by the COMPANY and attached as an Exhibit to the Policies.

     C) "Claim" means a demand for service made by a Contract Holder in accordance with the terms of a Contract or in accordance with any business rules or exceptions outlined in the AGREEMENT.

     D) "Contract Holder" means any person or Persons or legal entity that purchases a Contract from the ADMINISTRATOR or Accounts.

     E) "Dealer Cost" means all monies payable to the ADMINISTRATOR from Accounts for the purchase of Contracts.

     F) "Account" means a business entity that has entered an Account AGREEMENT with the ADMINISTRATOR to sell Contracts. The Account AGREEMENT is attached as Exhibit B. The form of the Account AGREEMENT may not be modified or altered by ADMINISTRATOR without COMPANY' s written approval.

     G) "Obligor" shall mean either the ADMINISTRATOR or Account that is contractually obligated to the Contract Holder under the terms of the Contract.

     H) "Policies" mean a Contractual Liability Policy Form together with any Endorsements attached thereto issued by COMPANY to Obligor of any Contract pertaining to the Subject Business governed by this AGREEMENT. Policies will be issued in a form substantially similar to that attached as Exhibit C and may change from time to time in accordance with state laws and regulations or as deemed necessary and appropriate by COMPANY.

     I) "Premium" means all monies payable to COMPANY by ADMINISTRATOR whether or not collected by ADMINISTRATOR from Accounts and as specified under the terms of the Policies issued by COMPANY to ADMINISTRATOR or Accounts.

     J) "Net  Premium"  means the  aggregate  amount  of  Premiums  less  Return
     Premiums as the net result of a cancellation/ void of a Contract by any party to the Contract.

     K) "Retail Price" means the amount of money paid by the Contract Holder for the purchase of a Contract.

     L) "Return Premium" means the aggregate amount of unearned Premium attributable to the cancellation/ void of Contracts for which COMPANY has previously received payment.

     M) "Unearned Premium" means that portion of the Premium received by COMPANY that relates to the unexpired part of the Policies.

III. TERRITORY. ADMINISTRATOR shall be the sole judge as to where ADMINISTRATOR shall operate. However, COMPANY's indemnity obligation is limited to the Policies and covers only those states agreed to in writing by COMPANY.

IV. RELATIONSHIP. Nothing contained herein will be construed to create the relations of employer and employee or joint venture or partnership between ADMINISTRATOR and COMPANY or between COMPANY and any of ADMINISTRATOR's employees or representatives. It is the express intent of the parties hereto that with respect to the services provided by ADMINISTRATOR under this AGREEMENT, ADMINISTRATOR is an independent contractor for all purposes and in all situations.

V. AUTHORITY OF THE ADMINISTRATOR. ADMINISTRATOR shall have no power or authority other than as expressly granted and set forth herein. ADMINISTRATOR shall have no power or authority to act on behalf of COMPANY in granting insurance coverage. Nor shall ADMINISTRATOR have the power or authority to award coverage. Nor shall ADMINISTRATOR have the power or authority to extend any of the coverage granted to ADMINISTRATOR and/ or Accounts unless ADMINISTRATOR has been expressly authorized to do so by COMPANY, and then only to the extent so stated. ADMINISTRATOR will use its best efforts and good faith to represent
COMPANY at all times. ADMINISTRATOR is hereby authorized and obligated to perform the following services for COMPANY.

     A)  In  addition  to  the  other  duties   specified  in  this   AGREEMENT,
     ADMINISTRATOR shall perform the following services with respect to the Subject Business.

          1) Develop and supply Accounts with supplies either electronically or in a printed format as necessary for the Subject Business

          2) Maintain and operate data processing systems to input and keep record of all Contracts sold by Accounts.

          3) Maintain and utilize an adequate number of personnel having the requisite experience in the adjustment of claims to authorize the repair or replacement of covered products and make payments on service costs for covered Claims.

          4) Collect the Dealer Cost and remit premiums received to COMPANY net of compensation due to ADMINISTRATOR according to the provisions of the Definition entitled "Premiums".

          5) To notify and forward to COMPANY any notices from any regulatory authority pertaining to the Subject Business.

          6) In the event that actions or omissions of any of the ADMINISTRATOR'S employees results in a claim or lawsuit against the COMPANY, the ADMINISTRATOR shall pay indemnity, defend and hold the COMPANY harmless from any such claim or lawsuit including costs incurred in order to fulfill their obligations under this AGREEMENT.

     B) ADMINISTRATOR agrees to pay to the COMPANY the premiums as defined and specified in the policies whether or not collected by the ADMINISTRATOR. The ADMINISTRATOR does not possess premium received for any other reason.

     The ADMINISTRATOR will submit to the COMPANY a detailed and itemized monthly "account current" of all Premium written and Premium adjustments made (whether additional or return or whether funds were received or not) with respect to all business and transactions in that calendar month not later than fifteen (15) days after the close of business of each calendar month. The Premium report will be in a format as required by the COMPANY.

     Premiums on each Contract and additional Premiums developed by adjustments are due within fifteen (15) days after the close of business of the calendar month in which the Contract was purchased.

     C) ADMINISTRATOR will establish electronic data files containing Program data including but not limited to:

          1)   Contract number; contract holder name & address;

          2)   Date of sale and place of purchase of Contract;

          3) Identification of coverage - Parts only, labor only, parts and labor, home protection, program title, term of Contract, effective date and expiration date, manufacturer's warranty (parts/ labor);

          4)   Product Description - model number, manufacturer;

          5)   Retail price, insurance premiums.

     D) With respect to any Claims made under any of the Contracts, to which this AGREEMENT applies, which involve an actual or alleged loss and are reported to the ADMINISTRATOR after the effective date of this AGREEMENT:

          1) To establish an electronic Claims record with respect to each covered Claim that shall include but not be limited to

               (a)  Claimant's name and address;

               (b)  Date and place of purchase of the Contract;

               (c) Date of covered Claim, service authorization and performance of service;

               (d)  Contract number;

               (e)  Product   description   -   model   number,   dealer   cost,
                    manufacturer;

               (f)  Type of repair and/ or replacement service performed;

               (g)  Date and amount of Claim payment (parts, labor, other);

               (h)  Failure code, servicer's code;

               (i)  Payment or check number, payment date; and

               (j)  Claim number.

          2) To investigate, adjust, compromise, settle or deny all Claims within the discretionary authority limit set forth below;

          3) To document each Claim file with a written chronology of all actions taken with respect to the underlying Claim, including but not limited to coverage, repair/ replacement rationale and disbursements;

          4)   To  furnish  all  claim   form's   necessary   for  proper  Claim
               administration;

          5) To seek written authorization to pay Claims with costs in excess of $4000.00 ("Authority Limit"). to the COMPANY within seven (7) days after ADMINISTRATOR first received information that the damages are in excess of the Authority Limit. This amount may be adjusted from time to time at the sole discretion of the COMPANY;

          6) To investigate, adjust, settle or deny Claims in excess of the authority limit only with the prior written approval of COMPANY;

          7) To provide to the COMPANY, following the close of each calendar month, a claims bordereau via electronic transmission or other agreed upon medium of Claims paid and denied and of Claims outstanding in excess of 21 days but unpaid during such month, giving such reasonable detail as the COMPANY requires. Such claims bordereau will be provided to the COMPANY in the form of a monthly bordereau report within fifteen (15) days after the close of business of each calendar month. The COMPANY may also require, from time to time, special reports from the ADMINISTRATOR to be provided at the COMPANY's expense.

          8) To make repairs and otherwise fulfill covered Claims made under the Contracts as referred to herein as well as report such covered Claims to the COMPANY in the format required by the COMPANY.

     E) ADMINISTRATOR will immediately, but in no event later than within 48 hours, notify COMPANY of any complaints, regarding the Contracts, made by or through any governmental or regulatory body and forward copies of any documents received regarding such complaints to the COMPANY. In addition to notifying COMPANY, ADMINISTRATOR will maintain a chronological record of all complaints, ("Complaint Log") made by or on behalf of any governmental or regulatory body. ADMINISTRATOR will document each complaint, the name of the Policy holder, name of the Contract Holder and state of residence, the name of the repair facility, claim number, identity of the governmental or regulatory body making the complaint, description of grievance, date ADMINISTRATOR received notice of the complaint, description of action taken by ADMINISTRATOR in response to the complaint and the date the complaint is resolved. The Complaint Log will be provided to the COMPANY upon 48 hours written notice.

     F) The ADMINISTRATOR will immediately, but in no event later than within 48 hours, notify the COMPANY of any lawsuit, demand, claim, arbitration, or proceeding of any type involving the COMPANY of which the ADMINISTRATOR becomes aware. The ADMINISTRATOR will bring to the COMPANY's attention any Claim when coverage is doubtful or which involves Policy or Contract interpretation. The ADMINISTRATOR will maintain a "suit log" setting forth the following information: name and state of residence of the policyholder and Contract Holder; name of repair facility; Claim number, name and address of plaintiff(s) and defendant(s); name and address of the attorneys for both plaintiff(s) and defendant(s); court in which suit is filed; date suit filed, date of service on agent; and date defense counsel enters appearance. The ADMINISTRATOR will also immediately forward to the COMPANY copies of any pleadings and/ or documentation regarding any lawsuit, demand, claim or proceeding involving the COMPANY, the ADMINISTRATOR or any corporation affiliated with either the COMPANY or the ADMINISTRATOR.

     G) The ADMINISTRATOR will maintain operating standards and procedures to assure that the Contracts and the operations of the ADMINISTRATOR conducted in connection with the Programs are all in compliance with applicable local, state, territorial and federal laws and regulations. The

     ADMINISTRATOR will be in compliance with state registration, certification and/ or license requirements, and will procure and maintain all licenses, registrations, permits and authorizations legally required for it to market and administer the Contracts in those territories where the parties have agreed that the Contracts will be offered.

     H) The ADMINISTRATOR will train and staff personnel or contract personnel to perform the duties described herein.

VI.  CLAIMS IMPREST ACCOUNT.

     A) The COMPANY will designate a checking account ("Imprest Account") at a bank, or other financial institution chosen by ADMINISTRATOR and approved by COMPANY for the purpose of issuing payment of losses for covered Claims made under Policies. The Imprest Account will be designated and titled so as to be identified as being for the exclusive use of paying covered Claims made under COMPANY's Policies. COMPANY will provide ADMINISTRATOR with the bank name, account name and account number of the Imprest Account. COMPANY will be obligated to fund the Imprest Account as may be necessary to provide for payment by ADMINISTRATOR of losses for covered Claims made under Policies. All interest earned on the Imprest Account will be the property of the COMPANY.

     B) ADMINISTRATOR will be responsible for issuing checks on the Imprest Account exclusively for the payment of covered Claims incurred under COMPANY'S Policies. ADMINISTRATOR will be the custodian of checks to be drawn on the Imprest Account and will establish the controls necessary to ensure the safety and security of these checks. ADMINISTRATOR will have on hand and store in a secure location, at all times during the term of this AGREEMENT and during any run- off after termination, at least a six (6) month supply of checks for the Imprest Account.

     C) On a monthly basis ADMINISTRATOR will provide to COMPANY, by electronic transmission a Claims payment record of the issued Claim checks with a grand total for all checks issued during the weekly period.

     D) ADMINISTRATOR will provide to the COMPANY a written reconciliation of the Imprest Account within twenty (20) days after the close of each calendar month.

     E) Any check in excess of $15,000.00 will not be issued from the Imprest Account unless countersigned by a designee of the COMPANY.

     F) Allocated Loss Expenses will not be paid from the Imprest Account.

VII. PAYMENT OF ALLOCATED LOSS EXPENSES AND STATEMENTS.

The ADMINISTRATOR will submit for payment to the COMPANY, and the COMPANY will pay, all Allocated Loss Expenses as defined and described herein.

The term "Allocated Loss Expenses" will mean the following items of expense, allocable to a specific Claim, and will be paid by the COMPANY provided prior written approval has been obtained from the COMPANY for each Allocated Loss
Expense:

     A) Attorneys' fees and disbursements;

     B) Court reporter services and transcripts;

     C) Stenographic services and transcripts;

     D) Witness attendance fees.

     E) Court costs;

     F) Appeal bonds;

     G) Printing costs related to trials and appeals;

     H) Testimony, opinions, appraisals, reports, surveys, and analyses of professionals and experts;

     I) Trial and hearing attendance fees.'

     J) Reports from government agencies and branches;

     K) Credit bureau reports;

     L) Private investigators;

     M) Inspectors and Inspections;

     N) Photographs;

     O) Extraordinary Claim investigation and/ or travel expense incurred by the ADMINISTRATOR at the written request of the COMPANY; and

     P) Any similar service related to the adjudication of a particular Claim or the protection of the subrogation rights of the COMPANY for which the COMPANY will have given prior written approval.

     Unallocated loss adjustment expenses, such as salaries, benefits, travel overhead of the ADMINISTRATOR or its employees, are not reimbursable to the ADMINISTRATOR by the COMPANY. The ADMINISTRATOR will bear and pay all charges and expenses incurred in conducting its business, including compensation of the ADMINISTRATOR's employees, office expenses, normal postage, license fees, reporting fees, and costs associated with compliance with this AGREEMENT. The COMPANY will not be responsible for expenses incurred by the ADMINISTRATOR not set forth herein.

VIII. LIMITATION OF AUTHORITY. In addition to any other limitation expressed or implied in this AGREEMENT or any other instructions which may be issued from time to time by the COMPANY to the ADMINISTRATOR, the ADMINISTRATOR has no authority to:

     A) Appoint agents, sub-agents and/ or sub-ADMINISTRATORS on behalf of the COMPANY;

     B) Make any agreements with any persons on behalf of the COMPANY.

     C) Make any agreements rendering or purporting to render the COMPANY liable for the payment of expenses, commissions or any other sum:

     D) Make, alter, or discharge any of the terms and conditions of any policy or contract of the COMPANY or any Contract insured by the COMPANY;

     E) Institute, prosecute or maintain any legal proceeding in connection with any matter pertaining to the COMPANY'S business;

     F) Hold itself out as an ADMINISTRATOR of the COMPANY for any matter or purpose other than as specifically prescribed by this AGREEMENT;

     G) Withhold any monies or property of the COMPANY;

     H) Offer to pay any rebate or make any ex-gratia payment;

     I) Issue, utter, write or otherwise make any representation, statement, promise or warranty of any kind or nature with respect to the business of the COMPANY, other than to adjust covered claims pursuant to this AGREEMENT, unless specifically authorized in writing to do so by the COMPANY;

     J) Engage or appoint any attorney or legal representative for all lawsuits to defend any action taken under the Subject Business. Only the COMPANY shall decide whether claims brought about by suit(s) may be settled that relates to the Subject Business or arise under the Policies.

     K) Make, accept or endorse notes or otherwise incur any liability, which is not incurred in the ordinary course of business of the ADMINISTRATOR on behalf of the COMPANY pursuant to the terms and conditions of this AGREEMENT. ADMINISTRATOR will not make any ex-gratia payments without the written authorization of the COMPANY;

     L) Waive a forfeiture or issue a guaranty, other than as expressly permitted in writing by the COMPANY; or

     M) Extend the time for the payment of Premium or other monies due the COMPANY.

     N) Directly or indirectly solicit, sell, offer, bind or deliver any Contracts at any reduction or deviation from the rates, terms, conditions agreed to by COMPANY, unless part of an advertising, special marketing promotion or unique Account Contracts agreed to in writing by the COMPANY.

IX. ADVERTISING AND REPRESENTATIONS. The ADMINISTRATOR will not use any advertising material, prospectus, proposal form, or representation, either in general or in relation to the COMPANY, unless furnished by the COMPANY or until the prior written authorization of the COMPANY is obtained. Such approval will not in any event be construed as charging or binding the COMPANY to bear any part of the cost or expenses thereof. Moreover, the ADMINISTRATOR will not cause any third party to issue or circulate any illustration, circular, statement or memorandum of any sort misrepresenting the terms, benefits, or advantages of any Contract issued by the ADMINISTRATOR, or make any misleading statement as to any Program or the financial security of the COMPANY.

No permission is hereby granted, either express or implied, to the ADMINISTRATOR for the use of trade names, trademarks or service marks of the COMPANY and/ or its affiliates. The ADMINISTRATOR will not use the trade names, trademarks, service marks of the COMPANY, and/ or its affiliates, without the COMPANY's prior written authorization.

X. BOOKS, RECORDS AND ACCOUNTS. The ADMINISTRATOR will keep full and accurate records of the business transacted under this AGREEMENT and will forward to the COMPANY such reports of said business that the COMPANY may prescribe. The ADMINISTRATOR will keep copies of each type of Contract issued; the name and address of each Contract Holder to the extent that the name and address have been provided by the Contract Holder; a list of locations where Contracts are marketed, sold, offered for sale, issued, made or proposed to be made or administered. Books, records and accounts may be compiled in various locations but a copy of all books, records and accounts must, at all times, be kept at the ADMINISTRATOR's premises. The COMPANY or its representative will have the right to examine and audit ADMINISTRATOR's books, records and accounts anytime during normal business hours at the ADMINISTRATOR's premises, upon ten (10) business days written notice, and to make copies of such records as it may deem necessary. Except as otherwise indicated herein, all books, accounts or other documents, with the exception of computer software and software documentation, relating to the Contracts, are the joint property of the COMPANY and ADMINISTRATOR. The books and accounts of the COMPANY will be accepted in full as final evidence for all matters relating to this AGREEMENT.

The ADMINISTRATOR will maintain a separate copy of all computer-stored data relating to the subject matter of this AGREEMENT. Such copy will be available to the COMPANY and will be provided immediately to the COMPANY in the event the COMPANY terminates this AGREEMENT or retains a new ADMINISTRATOR to process claims and/ or run off the business that is the subject of this AGREEMENT. The ADMINISTRATOR may keep all records on a computer disk or similar technology, but the records will be capable of duplication to legible hard copy. The ADMINISTRATOR will keep all records pertaining to each Contract for at least seven (7) years after coverage has expired.

The provisions of this section will survive termination of this AGREEMENT and will be applicable until all obligations of the parties are finally discharged.

XI. CONFIDENTIALITY. In performing their obligations pursuant to this AGREEMENT, the parties hereto acknowledge that they may have access to and receive certain confidential information relating to the other party, including, but not limited to, marketing philosophy and objectives, competitive advantages and disadvantages, the types of services provided, financial results, the names, addresses and account numbers of customers, agents, service providers, and a variety of other information and material. The ADMINISTRATOR and the COMPANY agree that the other will consider all such confidential information and materials, which are disclosed in writing or otherwise, confidential and proprietary. Each party further agrees that: (a) it will not disclose, give, sell or otherwise transfer or make available, directly or indirectly, any confidential information to any third party, except as required for the performance of its duties hereunder or as required by law; (b) to the best of its ability, it will limit the dissemination of the confidential information within its own organization (including independent contractors) to such individuals whose duties justify the need to know such confidential information, and then only provided that there is a clear understanding by such individuals of their obligation to maintain the confidential and proprietary nature of the information to restrict its use solely to the purposes specified herein; and (c) to the best of its ability, it will notify the other party immediately of any loss or misplacement of records or copies of such confidential information.

All rights, obligations and duties of the parties with regard to confidential information will survive the termination of this AGREEMENT.

All obligations and duties of each party hereto with respect to data processing programs, service providers and systems and cardholder information will continue indefinitely, but with respect to other confidential information, such as business plans, methods, and marketing philosophy, such obligations and duties will terminate after five (5) years following the termination of this AGREEMENT for any reason. Such obligations and duties are subject to earlier termination in the event that and to the extent that such confidential information: (a) is developed by a party independently, without reference to the other party; (b) is obtained from a third party authorized to disclose it; (c) becomes a part of the public domain without the fault of the party; (d) is released by the disclosing party to third parties without similar restrictions; (e) is released from such restrictions by the prior written Agreement of the disclosing party; or (f) is required to be disclosed by legal process. Neither party hereto will acquire by virtue of this AGREEMENT any property of other right, claim or interest, including any patent right or copyright interest, in any of the information, systems, processes, equipment, computer programs, or data of the other party.

XII. INDEMNIFICATION.

     A) The ADMINISTRATOR agrees to indemnify, defend and hold harmless the COMPANY, its affiliates, directors, officers, agents and employees, from and against any and all liabilities, losses, obligations, damages, costs, actions, suits, claims, demands, settlements, judgments, penalties, fines, including punitive or exemplary damages and reasonable attorney fees, or other expenses arising from: (i) any wrongful, tortious or negligent act, error or omission by the ADMINISTRATOR, its affiliates, directors, officers, agents, representatives or employees; (ii) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the ADMINISTRATOR contained in this AGREEMENT or in any AGREEMENT, instrument, document or Contract delivered in connection herewith. The ADMINISTRATOR will furnish prompt notice to the COMPANY of any notice of alleged violation from any regulatory authority and to promptly take steps to correct any existing violation.

     B) The COMPANY agrees to indemnify, defend and hold harmless the ADMINISTRATOR, its affiliates, directors, officers, agents and employees, from and against any and all liabilities, losses, obligations, damages, costs, actions, suits, claims, demands, settlements, judgments, penalties, fines including punitive or exemplary damages and reasonable attorney fees, or other expenses arising from: (i) any wrongful, tortious or negligent act, error or omission by the COMPANY, its affiliates, directors, officers, agents, representatives or employees; (ii) the COMPANY's (or its affiliates, directors, officers, agents or employees) failure to comply with any law or regulation, regardless of whether such failure was intentional or unintentional, or results from mistake, negligence or lack of the COMPANY's knowledge; or (iii) any inaccuracy in or any breach of any representation, warranty, covenant or AGREEMENT of the COMPANY contained in this AGREEMENT or in any AGREEMENT, instrument, document or Contract delivered in connection herewith. The COMPANY will furnish prompt notice to the ADMINISTRATOR of any notice of alleged violation from any regulatory authority and to promptly take steps to correct any existing violation. The COMPANY will furnish prompt notice to the ADMINISTRATOR of any notice of alleged violation from any regulatory authority and to promptly take steps to correct any existing violation.

     C) Any party claiming that it is entitled to indemnification hereunder will notify the other party in writing within thirty (30) days of the assertion of any claim or the discovery of any fact upon which such claiming party intends to base its claim for indemnification hereunder, whichever is later. Such claiming party's failure to so notify the other party in the matter prescribed herein will not, however, relieve the other party from any liability under this AGREEMENT with respect to such claim, except to the extent such other party is actually prejudiced thereby. The party claiming indemnification will have the right to participate jointly with the indemnifying party in the defense of any claim, demand, suit or other proceeding in connection with which such claim for indemnification is made, and no such claim, demand, suit or other proceeding may be settled or otherwise compromised without the consent of both such parties.

XIII. TERM OF AGREEMENT AND TERMINATION.

     A) The term of this AGREEMENT will commence on the effective date hereof (as indicated supra) and will continue in full force and effect for a period of three years. Unless earlier terminated pursuant to the provisions of this Section 13. A, or unless either party gives the other party written notice of non-renewal at least ninety (90) days prior to expiration of the initial term hereof, the term of this AGREEMENT will be extended automatically for an additional one (1) year after the expiration of the initial term. Upon termination, hereunder any Policies shall also be terminated.

     B) This AGREEMENT may be terminated immediately upon failure of a party to pay any amount due under this AGREEMENT where such failure continues for a period of thirty (30) days after receipt of written notice of the amount due by such party.

     C) This AGREEMENT may be terminated immediately should either party fail to observe or perform any material term or condition of this AGREEMENT and such failure continues for a period of thirty (30) days after written notice of such failure has been received by such party. Either party may terminate this AGREEMENT immediately if any representation of the other party contained herein or in any financial data, document or

     AGREEMENT delivered in connection herewith prove to be false or misleading in any material respect.

     D) Either party may terminate this greement immediately upon written notice should the other party file a voluntary petition for bankruptcy or commence another proceeding, or should an involuntary petition for bankruptcy or other proceeding be filed or commenced against the other party and not be discharged within thirty (30) days, seeking reorganization, liquidation, or other relief with respect to it or its debts, or seeking the appointment of a trustee, receiver, liquidator, custodian, conservator or similar official for it or any substantial part of its property, or such other party consents to any such relief or makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due.

     E) This AGREEMENT shall terminate automatically upon the effective date of the sale, transfer or merger of the ADMINISTRATOR's business.

     F) Termination of this AGREEMENT will have no effect on the continuing obligations of the ADMINISTRATOR for the run-off of any authorized programs as described herein, unless otherwise required by applicable law.

     G) Upon termination of this AGREEMENT, unless otherwise agreed to by the COMPANY. ADMINISTRATOR shall account to the COMPANY for all fees or other transactions unaccounted for at the time of termination or arising thereafter with respect to fees covered by this AGREEMENT.

     H) If this AGREEMENT is terminated and the COMPANY has been paid all monies owed pursuant to this AGREEMENT, all active service contracts shall remain the property of ADMINISTRATOR. If ADMINISTRATOR is in default on the payments of monies to the COMPANY under the terms of this AGREEMENT for any reason, any and all active business that is underwritten by the COMPANY, shall become the property of the COMPANY upon termination of this AGREEMENT but only to the extent necessary to reimburse COMPANY for any sums owed from ADMINISTRATOR, at which point all remaining active service contracts shall remain the property of ADMINISTRATOR.

     I) Notwithstanding the above, this AGREEMENT can be terminated at any time by mutual AGREEMENT of both parties.

XIV. PRIMARY DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order or other provisional remedy to preserve the status quo or prevent irreparable harm, the parties agree to attempt in good faith to resolve any dispute, controversy or claim arising out of or relating to this AGREEMENT promptly through negotiations between the appropriate management level of the parties.

XV. ARBITRATION. If this Primary Dispute Resolution process fails to produce an adequate resolution within thirty (30) days of written notice of such dispute, controversy or claim, any dispute arising out of or relating to this contract shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Each party shall select on arbitrator. The arbitrators named by each party shall select a third arbitrator. In the event an AGREEMENT cannot be reached as to the third arbitrator, either party may petition a court of competent jurisdiction to appoint a neutral arbitrator as the third arbitrator. Each party shall be responsible for its own costs and expenses, but the parties shall share the costs and expenses of the third arbitrator.

XVI. RULES AND REGULATIONS. ADMINISTRATOR shall comply and be bound by all the underwriting guidelines, rules, bulletins, manuals or other written instructions issued by and delivered to ADMINISTRATOR by the COMPANY now in force or as amended or supplemented, and all applicable laws and regulations of the appropriate jurisdictions. The ADMINISTRATOR shall be given 90 days to implement any new amendments or supplements that are not the result of laws and regulations instituted by the appropriate jurisdictions.

XVII. EXPENSES. Each party to this AGREEMENT shall bear and pay any and all charges and expenses incurred in its own operation, including, but not limited to, the compensation of its agents or general agents or independent sales force, if any, the compensation of its own employees, its office expenses, including postage, printing, license fees and travel expenses.

XVIII. CURRENCY. Unless otherwise specified in an Addenda to this AGREEMENT, all transactions will be reported and paid in U. S. dollars.

XIX. GOVERNING LAW. This AGREEMENT and any and all of its Exhibits, Addenda, Amendments and/ or Attachments thereto will be governed by, read, and be construed in accordance with the laws of the State of Illinois.

XX. SEVERABILITY. If any term or provision of this AGREEMENT will be found by a court of competent jurisdiction to be illegal or otherwise unenforceable, such term or provision will not invalidate the whole of this AGREEMENT, but will be deemed modified so as to render such term or provision enforceable, and the rights and obligations of the party will be construed and enforced accordingly, while preserving to the fullest permissible extent the intent of the parties set forth herein.

XXI. NON-WAIVER. No delay or failure by either party to exercise any right under this AGREEMENT and no partial or single or multiple exercise of any right under this AGREEMENT will constitute a waiver of that right or any other right.

XXII. ASSIGNMENTS AND TRANSFER. Except as expressly stated herein, the ADMINISTRATOR will not assign or otherwise transfer this AGREEMENT or any of its rights or obligations hereunder, or contract with any third party to perform any of its responsibilities or obligations relating to this AGREEMENT, without the prior written authorization of the COMPANY.

XXIII. ENTIRE UNDERSTANDING. This AGREEMENT (together with the Exhibits, Addenda and other Attachments attached hereto) supersedes any other AGREEMENT, written or oral, that may have been entered into between the parties (or by any director, officer or representative of such party) relating to the matters contemplated hereby. This AGREEMENT (together with the Exhibits, Addenda and other Attachments attached hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof. There are no AGREEMENTS or commitments between the parties with respect to the subject matter hereof except as expressly set forth herein. The terms and conditions of this AGREEMENT will prevail over any conflicting provisions of the Policies.

XXIV. ADEQUACY TESTS. From time to time, COMPANY shall submit to ADMINISTRATOR COMPANY's findings with respect to COMPANY'S rating and reserve adequacy tests. ADMINISTRATOR shall examine the results of the adequacy tests and advise COMPANY in writing of ADMINISTRATOR's preferred action to correct any projected shortfalls. If for any reason the COMPANY disagrees with ADMINISTRATOR's preferred actions, COMPANY and ADMINISTRATOR shall cooperate fully and reasonably to establish a course of action within twenty (20) working days. It is understood and agreed that COMPANY is the sole judge as to the method used to test the adequacy of the reserves and or rates. If COMPANY and ADMINISTRATOR cannot agree, COMPANY shall determine the course of action.

XXV. AMENDMENTS. This AGREEMENT may not be amended, modified or otherwise altered except as agreed to in writing by the parties hereto.

XXVI. COUNTERPARTS. This AGREEMENT may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same AGREEMENT.

XXVII. HEADINGS. Headings and titles to articles and sections herein are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of this AGREEMENT.

XXVIII. NOTICES. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder will be effective only if in writing and will be deemed sufficiently given only if delivered in person or sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to the COMPANY:                      If to the ADMINISTRATOR:

Kemper Cost Management                  Mechanical Breakdown Administrators
4343 Will Rogers Parkway                9419 San Salvador Suite 105
Oklahoma City, OK 73108-1817            Scottsdale, AZ 85261

Attention                               Attention: Mr. Gaylen Brotherson
Mr. Keith Barr & Mr. Ronald Bussey


W/ a copy to:                           W/ a copy to:

Kemper Cost Management                  Mechanical Breakdown Administrators
4343 Will Rogers Parkway                9419 San Salvador Suite 105
Oklahoma City, OK 73108- 1817           Scottsdale, AZ 85261

Attention: General Counsel              Attention: General Counsel

Or to such other individual or address as any party may from time to time designate by like notice.

XXIX. ERRORS AND OMISSIONS AND FIDELITY BOND.

     A) ADMINISTRATOR will provide copies evidencing to COMPANY that it now has and will maintain during the term of this AGREEMENT Insurance coverage for Errors and Omissions Liability in an amount of at least $500,000.00 for any one event or claim, and in the aggregate of $500,000.00 with an insurance carrier acceptable to COMPANY. COMPANY will receive a Certificate of Insurance in its name containing the following provision: COMPANY will receive thirty (30) days written notice of any change, cancellation or termination of the Policies.

     B) ADMINISTRATOR will maintain a Fidelity Bond in an amount of at least $300,000.00, covering all operations, employees and subcontractors servicing the business of this AGREEMENT with a deductible satisfactory to COMPANY, naming COMPANY as loss payee.

     C) The failure of the ADMINISTRATOR to maintain adequate Errors & Omission coverage and Fidelity Bond, as set forth supra constitutes a material breach of this AGREEMENT.

XXX. SUBROGATION. If ADMINISTRATOR has rights to recover all or part of any payment COMPANY has made under the Policies, those rights are transferred to

COMPANY. ADMINISTRATOR must do nothing after loss to impair them. At COMPANY's request, ADMINISTRATOR will bring suit or transfer those rights to COMPANY and help COMPANY enforce them.

IN WITNESS WHEREOF, COMPANY and ADMINISTRATOR have caused this AGREEMENT to be executed on the date first written above.


KEMPER COST MANAGEMENT


By: __________________________________

Name: ________________________________

Title: _______________________________


MECHANICAL BREAKDOWN ADMINISTRATORS OF DELAWARE, INC.


By: __________________________________

Name: ________________________________

Title: _______________________________


MECHANICAL BREAKDOWN ADMINISTRATORS, INC.


By: __________________________________

Name: ________________________________

Title: _______________________________